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                                                                    EXHIBIT 99.2


RESEARCH UPDATE: FORD MOTOR CO., FORD CREDIT 'BB+' RATINGS
PLACED ON WATCH NEGATIVE


PUBLICATION DATE:               03-Oct-2005
PRIMARY CREDIT ANALYSTS:        Scott Sprinzen, New York (1) 212-438-7812;
                                scott_sprinzen@standardandpoors.com
                                Robert Schulz, CFA, New York (1) 212-438-7808;
                                robert_schulz@standardandpoors.com

CREDIT RATING: BB+/Watch Neg/B-1


RATIONALE
         On Oct. 3, 2005, Standard & Poor's Ratings Services placed its 'BB+' long-term and 'B-1' short-term ratings on Ford Motor Co., Ford Motor
Credit Co., and all related entities on CreditWatch with negative implications. (Hertz Corp.'s ratings had already been placed on CreditWatch negative on Sept. 13, 2005, pending completion of Ford's plan to divest Hertz). Consolidated debt outstanding totaled $158 billion at June 30, 2005.
         The CreditWatch placement reflects our increased concerns about Ford's ability to effect a turnaround at its troubled North American automotive operations amid sharply deteriorating product mix and sales volume, and prospects for persisting severe pricing pressure.
         We currently plan to resolve this review by mid-January, following Ford's announcement of its fourth-quarter results. We presently believe the rating is unlikely to be lowered below 'BB/B-2'.
         We believe soaring gasoline prices after Hurricanes Katrina and Rita are leading to an accelerating decline in demand for SUVs. Given Ford's disproportionate reliance on SUV-related earnings, its ability to return to meaningful profitability in its automotive business will be heavily influenced by the performance of its SUV models, despite efforts it is taking to strengthen its product offerings in other segments.
         More broadly, we are increasingly concerned about the sales and pricing outlook for Ford's products amid signs of waning consumer confidence. Ford's "Family Plan" was highly effective in boosting sales during July and August and enabled Ford to eliminate its excess dealer stocks. However, Ford likely only "pulled forward" sales from subsequent months, as its weak sales in September attests.
         The remainder of Ford's automotive operations and Ford Credit are performing roughly in line with our expectations, and so are not central factors in this review. However, the performance of these units is not sufficient to offset to the problems the company faces in its North American operations.
         Ford's liquidity should be sufficient relative to near-term requirements. We believe consolidated parent-level cash automotive cash flow should be around break-even in 2005. Ford has a large liquidity position, composed of the following:

         - Cash, marketable securities, and short-term assets in its VEBA trust (which it could use to meet certain near-term benefits costs, thereby freeing up other cash) totaled $21.8 billion at June 30, 2005 (excluding Ford Credit);
         - As of July 1, 2005, Ford had $7.1 billion of committed credit facilities with various banks, most of which are committed through June 30, 2010;
         - Parent-level debt maturities are moderate for the near term (about $1 billion for the 12 months from June 30, 2005), and long-term debt has an exceptionally high average maturity of about 25 years; and
         - Ford faces no ERISA-mandated pension fund contributions for the next few years, nor the need to make contributions to avoid Pension Benefit Guaranty Corp. variable-rate premiums. At June 30, Ford had a net cash position of $3.7 billion and this net cash position will improve following receipt of approximately $5.6 billion, pretax, from the expected sale in 2005 of its Hertz unit.


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         As part of this review, Standard & Poor's will assess Ford's sales performance over the next few months, as well as its third- and fourth-quarter financial performance. We will also seek to meet with Ford's management to discuss the company's marketing strategy and new initiatives aimed at addressing the heightened challenges it faces in North America.

RATINGS LIST

                                  To                         From
Ford Motor Co.
Ford Motor Credit Co.
       Corporate credit rating    BB+/Watch Neg/B-1            BB+/Negative/B-1

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Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com.
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